[RIDER FOR STRATEGIC SERIES: John Hancock Income Fund]

On November 15, 2012, a Special Meeting of the Shareholders of John Hancock Strategic Series and its series, John Hancock Income Fund, was held at 601 Congress Street, Boston, Massachusetts, for the purpose of considering and voting on the following proposal:

Proposal: Election of thirteen (13) Trustees as members of the Board of Trustees of John Hancock Strategic Series.

	Total Votes for the Nominee	Total Votes Withheld from the Nominee
Independent Trustees
Charles L. Bardelis	396,722,715.60	3,411,104.36
Peter S. Burgess	396,739,221.45	3,394,598.51
William H. Cunningham	396,745,507.84	3,388,312.12
Grace K. Fey	396,592,881.99	3,540,937.97
Theron S. Hoffman	396,650,231.17	3,483,588.79
Deborah C. Jackson	396,671,858.69	3,461,961.28
Hassell H. McClellan	396,694,296.73	3,439,523.24
James M. Oates	396,871,402.94	3,262,417.03
Steven R. Pruchansky	396,742,264.34	3,391,555.62
Gregory A. Russo	396,971,079.68	3,162,740.28
Non-Independent Trustees
James R. Boyle	396,933,639.03	3,200,180.93
Craig Bromley	396,858,960.75	3,274,859.22
Warren A. Thomson	396,957,936.62	3,175,883.35